Exhibit 99.1

August 1, 2016

Dear Shareholder:

Enclosed (unless you have direct deposit) is your August 1, 2016 dividend. We have increased the quarterly dividend from $.05 to $.06.

I am very pleased to report the performance of your company for the first six months of 2016. The earnings per diluted common share was $.91 compared to $.58 for the first six months of 2015. While this is a 57% increase, there was a nonrecurring income transaction. We received a payoff on a challenged loan where we recovered approximately $1,300,000 in previously charged down loan value and approximately $920,000 in non-accrued interest. This was a situation, as we have generally written about before, where we worked with the customer to a satisfactory conclusion. Our patience paid off and we lost no money on this transaction. This was the last large loan of this nature in our loan portfolio from the great recession.

If we compare earnings per share without the nonrecurring items, earnings for the first six months would have been approximately $.77 per diluted common share compared to $.58 for the first six months last year. This is a respectable 33% increase.

Looking at some of the detail of the first six months of 2016, net interest income was $25,175,000 up $2,344,000 or a 10.3% increase over the same period of 2015. Backing out the approximate $920,000 non-accrued interest recovery, we were 6.2% above the prior year. Historically, improvements in net interest income was largely a result of decreased interest expense. However, the decrease in our interest expense was only $56,000, so the bulk of improvement in net interest income is coming from loan production generating increased interest income and loan fee revenue.

Our noninterest income for the first six months of 2016 was $9,335,000. This was an increase of $1,282,000 or 16% from 2015. $750,000 of the increase was additional revenue from the tax refund processing program. But even without the improved tax refund procession revenue, our core noninterest income improved 6.6% for the first six months of 2016 over 2015.

Our noninterest expenses for the first six months totaled $21,957,000. This was up $420,000 or 2% from 2015. 2016 included a full six months of the Dayton operation compared to only four months in 2015.

(continued on reverse side)

Throughout our markets we continue to see steady business. Our commercial lending pipeline remains strong with the bulk of new activity coming from the urban markets. Our residential mortgage pipeline remains steady with a 21% increase in loans sold year to date 2016 and a 34% increase in the gains on these sales.

Our focus remains unchanged. We are gathering inexpensive deposits and putting that funding to work in lending. We remain disciplined in our loan offerings and structure in order to maintain our strong interest margin and short duration. At the same time we continue to examine and implement opportunities for reasonable fee income for our services which we believe have a strong value. The revenue results speak for themselves and, coupled with control on expense growth, the bottom line speaks for itself.

We have recently hired Charles Parcher as an Executive Vice President of Civista Bank. Chuck comes to us with over 30 years of experience in lending at both large and small institutions. He is assuming the responsibility of Chief Lending Officer while Dennis Shaffer transitions more of his efforts in his role as President of the bank.

Last year at this time our stock was trading in the $10.50 area. As of this writing we are trading in the $13.00 plus area. Hopefully the markets have begun to recognize the value of Civista and its ability to generate consistent core earnings.

If you have any questions, a call is always welcomed.

Very truly yours,

/s/ James O. Miller
James O. Miller
President and CEO

Cautionary Statement Regarding Forward-Looking Information

Comments made in this letter include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Although management believes that the expectations reflected in the forward-looking statements are reasonable, actual results or future events could differ, possibly materially, from those anticipated in these forward-looking statements. The forward-looking statements speak only as of the date of this letter, and Civista Bancshares, Inc. assumes no duty to update any forward-looking statements to reflect events or circumstances after the date of this letter, except to the extent required by law.